November 13, 2023

Harbor Funds Distributors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606

Distribution Agreement

Ladies and Gentlemen:

Harbor Funds II (hereinafter called the “Trust”) is a business trust organized under the laws of Delaware and is engaged in the business of an investment company. The authorized capital of the Trust consists of an unlimited number of shares of beneficial interest, par value $.01, divided into one or more classes (the “Shares”), of each series of the Trust listed on Exhibit A to this Agreement. Shares may be divided into additional series of the Trust (“Series”) that may be established from time to time by action of the Trustees. The Trust has selected you to act as principal underwriter (as such term is defined in Section 2(a)(29) of the Investment Company Act of 1940, as amended (the “1940 Act”) of the Shares and you are willing to act as the principal underwriter and to perform the duties and functions of underwriter in the manner and on the terms and conditions hereinafter set forth. Accordingly, the Trust hereby agrees with you as follows:

1.	Delivery of Documents: The Trust has furnished you with copies properly certified or authenticated of each of the following:

(a)	Certificate of Trust dated September 21, 2022 was filed with the Delaware Secretary of State, on September 21, 2022, as amended from time to time (the “Certificate of Trust”).

(b)	Agreement and Declaration of Trust effective as of September 21, 2022, as amended from time to time (the “Declaration of Trust”).

(c)	By-Laws of the Trust effective as of September 21, 2022 (the “By-Laws”).

(d)	Resolutions of the Board of Trustees of the Trust selecting you as principal underwriter and approving the form of this Agreement.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, including future resolutions of the Trustees approving the continuance of the items listed in (c) above.

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

The Trust will furnish you promptly with properly certified or authenticated copies of any registration statement filed by it with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) or the 1940 Act, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

2.

Registration and Sale of Additional Shares: The Trust will from time to time use its best efforts to register under the 1933 Act such number of Shares not already so registered as you may reasonably be expected to sell on behalf of the Trust. You and the Trust will cooperate in taking such action as may be necessary from time to time to qualify Shares so registered for sale by you or the Trust in any states mutually agreeable to you and the Trust, and to maintain such qualification. This Agreement related to the issue and sale of Shares that are duly authorized and registered and available for sale by the Trust, including redeemed or repurchased Shares if and to the extent that they may be legally sold and if, but only if, the Trust sees fit to sell them.

3.

Sale of Shares: Subject to the provisions of paragraphs 5 and 7 hereof and to such minimum purchase requirements as may from time to time be indicated in the Trust’s Prospectus or Statement of Additional Information, you are authorized to sell as agent on behalf of the Trust Shares authorized for issue and registered under the 1933 Act. You may also purchase as principal Shares for resale to the public. Such sales will be made by you on behalf of the Trust by accepting unconditional orders to purchase Shares placed with you by investors and such purchases will be made by you only after acceptance by you of such orders. The sales price of Shares to the public shall be the public offering price as defined in paragraph 6 hereof.

4.

Solicitation of Orders: You will use your best efforts (but only in states in which you may lawfully do so) to obtain from investors unconditional orders for Shares authorized for issue by the Trust and registered under the 1933 Act, provided that you may in your discretion refuse to accept orders for Shares from any particular applicant.

5.

Sale of Shares by the Trust: Unless you are otherwise notified by the Trust, any right granted to you to accept order for Shares or to make sales on behalf of the Trust or to purchase Shares for resale will not apply to (i) Shares issued in connection with the merger or consolidation of any other investment company with the Trust or its acquisition, by purchase or otherwise, of all or substantially all of the assets of any investment company or substantially all the outstanding shares of any such company, and (ii) to Shares that may be offered by the Trust to shareholders of the Trust by virtue of their being shareholders.

6.

Public Offering Price: All Shares sold to investors by you will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner provided in the Trust’s registration statements and in effect under the 1933 Act and the 1940 Act, next after the order is accepted by you.

7.

Suspension of Sales: If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be accepted by you except unconditional orders placed with you before you had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and your authority to accept orders for Shares on behalf of the Trust if, in the judgment of a majority of the Board

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

of Trustees, or a majority of the Executive Committee of such Board, if such body exists, it is in the best interest of the Trust to do so, such suspension to continue for such period as may be determined by such majority; and in that event, no Shares will be sold by you on behalf of the Trust while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by you before you had knowledge of the suspension.

8.

Portfolio Securities: Portfolio securities of the Trust may be bought or sold by or through you and you may participate directly or indirectly in brokerage commissions or “spread” in respect of transactions in portfolio securities of the Trust.

9.	Expenses:

(a)	The Trust will pay (or will enter into arrangements providing that parties other than you will pay) all fees and expenses:

(1)

in connection with the preparation, setting in type and filing of any registration statement (including a prospectus and statement of additional information) under the 1933 Act or the 1940 Act, or both, and any amendments or supplements thereto that may be made from time to time;

(2)

in connection with the registration and qualification of Shares for sale in the various jurisdictions in which the Trust shall determine is advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust or other person as agent or salesman of the Trust in any such jurisdictions);

(3)

in connection with the preparation, setting in type, printing and mailing any notice, proxy statement, report, prospectus and other communication to shareholders of the Trust in their capacity as such;

(4)	in connection with the preparation, setting in type, printing and mailing prospectuses annually, and any supplements thereto, to existing shareholders;

(5)

in connection with the issue and transfer of Shares resulting from the acceptance by you of orders to purchase Shares placed with you by investors, including the expenses of printing and mailing confirmations of such purchase orders and the expenses of printing and mailing a prospectus included with the confirmation of such orders;

(6)	in connection with any issue taxes or any initial transfer taxes;

(7)	in connection with the telephone lines other than the portion allocated to you in this paragraph 9;

(8)

in connection with wiring funds in payment of Share purchases or in satisfaction of redemption or repurchase requests, unless such expenses are paid for by the investor or shareholder who initiates the transaction;

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

(9)	in connection with the cost of printing and postage of business reply envelopes sent to Trust shareholders;

(10)	of one or more terminals connected with the computer facilities of the transfer agent other than the portion allocated to you in this paragraph 9;

(11)

permitted to be paid or assumed by the Trust pursuant to a plan (“12b-1 Plan”), if any, adopted by the Trust in conformity with the requirements of Rule 12b-1 under the 1940 Act (“Rule 12b-1”) or any successor rule, notwithstanding any other provision to the contrary herein;

(12)	in connection with the preparation, setting in type, printing and postage of the periodic newsletter to shareholders other than the portion allocated to you in this paragraph 9; and

(13)	of the salaries and overhead of persons employed by you as shareholder representatives other than the portion allocated to you in this paragraph 9.

(b)	You shall pay or arrange for the payment of all fees and expenses:

(1)	in connection with the printing and distributing any prospectuses or reports prepared for your use in connection with the offering of Shares to the public;

(2)	in connection with the preparation, setting in type, printing and mailing any other literature used by you in connection with the offering of Shares to the public;

(3)	of advertising in connection with the offering of Shares to the public;

(4)	in connection with your registration as a broker or dealer or the registration or qualification of your officers, directors, agents or representatives under federal and state laws;

(5)	in connection with that portion of telephone lines, allocated to you on the basis of use by investors (but not shareholders) who request information or prospectuses;

(6)

in connection with that portion of the expense of setting in type, printing and postage of the periodic newsletter to shareholders attributable to promotional material included in such newsletter at your request concerning investment companies other than the Trust or concerning the Trust to the extent you are required to assume the expense thereof pursuant to paragraph 9(a)(12), except such material which is limited to information, such as listings of other investment companies and their investment objectives, given in connection with the exchange privilege as from time to time described in the Trust’s prospectus;

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

(7)

of that portion of the salaries and overhead of persons employed by you as shareholder representatives attributable to the time spent by such persons in responding to requests from investors, but not shareholders, for information about the Trust;

(8)

of any activity which is primarily intended to result in the sale of Shares, unless a 12b-1 Plan shall be in effect which provides that the Trust shall bear some or all of such expenses, in which case the Trust shall bear such expenses in accordance with such Plan; and

(9)

of that portion of one or more terminals connected with the computer facilities of the transfer agent attributable to your use of such terminal(s) to gain access to such of the transfer agent’s records that also serve as your records.

Expenses which are to be allocated between you and the Trust shall be allocated pursuant to reasonable procedures or formulae mutually agreed upon from time to time, which procedures or formulae shall to the extent practicable reflect studies of relevant empirical data.

10.

Conformity with Law: You agree that in selling Shares you will duly conform in all respects with the laws of the United States and any state in which Shares may be offered for sale by you pursuant to this Agreement and to the rules and regulations of the Financial Industry Regulatory Authority, of which you are a member.

11.

Independent Contractor: You shall be an independent contractor and neither you nor any of your officers or employees is or shall be an employee of the Trust in the performance of your duties hereunder. You shall be responsible for your own conduct and the employment, control and conduct of your agents and employees and for injury to such agents or employees or to others through your agents or employees. You assume full responsibility for your agents and employees under applicable statutes and agree to pay all employee taxes thereunder.

12.

Indemnification: You agree to indemnify and hold harmless the Trust, and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any and all losses, claims, damages, liabilities of litigation (including legal and other expenses) to which the Trust or such Trustees, officers, or controlling person may become subject under such Act, under any other statute, at common law or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by you or any of your employees of representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement (including a prospectus or statement of additional information) covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading if such statement or omission was made in reliance upon information furnished to the Trust by you, or (iii) may be incurred or arise by reason of your acting as the Trust’s agent instead of purchasing and reselling Shares as principal in distributing the Shares to the public, provided, however, that in no case (i) is your indemnity in favor of a Trustee or officer or any other person deemed to protect such Trustee or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) are you to be liable under your indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or such person, as the case may be, shall have notified you in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claims shall have been served upon the Trust or upon such person (or after the Trust or such person shall have received notice of such service on any designated agent), but failure to notify you of any such claim shall not relieve you from any liability which you may have to the Trust or any person against whom such action is brought otherwise than on account of your indemnification contained in this paragraph. You shall be entitled to participate, at your own expense, in the defense, or, if you so elect, to assume the defense of any suit brought to enforce any such liability, but if you elect to assume the defense, such defense shall be conducted by counsel chosen by you and satisfactory to the Trust, to its officers and Trustees, or to any controlling person or persons, defendant or defendants in the suit. In the event that you elect to assume the defense of any such suit and retain such counsel, the Trust, such officers and Trustees or controlling person or persons, defendant or defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but, in case you do not elect to assume the defense of any such suit, you will reimburse the Trust, such officers and Trustees or controlling person or persons, defendant or defendants in such suit for the reasonable fees and expenses of any counsel retained by them. You agree promptly to notify the Trust of the commencement of any litigation or proceedings against you or any of your officers or directors in connection with the issue and sale of any Shares.

The Trust agrees to indemnify and hold harmless you and each of your directors and officers and each person, if any, who controls you within the meaning of Section 15 of the 1933 Act, against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which you or such directors, officers or controlling person may become subject under such Act, under any other statue, at common law or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Trust or any of its employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement (including a prospectus or statement of additional information) covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to you by the Trust; provided, however, that in no case (i) is the Trust’s indemnity in favor of a director or officer or any other person deemed to protect such director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is the Trust to be liable under its indemnity agreement contained in this paragraph with respect to any claims made against you or any such director, officer or controlling person unless you or such director, officer or controlling person, as the case may be, shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon you or upon such director, officer or controlling person (or after you or such director, officer or controlling person shall have received notice of such service on any designated agent), but failure to notify the Trust of

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to you, your directors, officers or controlling person or persons, defendant or defendants in the suit. In the event that the Trust elects to assume the defense of any such suit and retain such counsel, you, your directors, officers or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but in case the Trust does not elect to assume the defense of any such suit, it will reimburse you or such directors, officers or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees promptly to notify you of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issue and sale of any Shares.

13.

Authorized Representatives: The Trust is not authorized to give any information or to make any representations on behalf of you other than the information and representations contained in a registration statement (including a prospectus or statement of additional information) covering Shares, as such registration statement may be amended or supplemented from time to time.

You are not authorized to give any information or to make any representations on behalf of the Trust or in connection with the sale of Shares other than the information and representations contained in a registration statement (including a prospectus or statement of additional information) covering Shares, as such registration statement may be amended or supplemented from time to time. No person other than you is authorized to act as principal underwriter (as such term is defined in the 1940 Act) for the Trust.

14.

Duration and Termination of this Agreement: This Agreement shall become effective upon the date first written above and will remain in effect for a period of two years from the date hereof and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Trust. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. The Board of Trustees may on 60 days written notice, terminate this Agreement at any time without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Trust, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

15.

Amendment of this Agreement: No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If the Trust should at any time deem it necessary or advisable in the best interests of the Trust that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or other governmental authority or to obtain any advantage under state or federal tax laws and should notify you of the form of such amendment, and the reasons therefor, and if you should decline to assent to such amendment, the Trust may terminate this Agreement forthwith. If you should at any time request that a change be made in the Trust’s Declaration of Trust or By-laws or in its methods of doing business, in order to comply with any requirements of federal law or regulations of the Securities and Exchange Commission or of a national securities association of which you are or may be a member relating to the sale of shares of the Trust, and the Trust should not make such necessary change within a reasonable time, you may terminate this Agreement forthwith.

16.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

17.

Miscellaneous: The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The name “Harbor Funds II” is the designation of the Trustees for the time being under the Declaration of Trust dated September 21, 2022, as amended from time to time, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust as neither the Trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

[SIGNATURE PAGE FOLLOWS]

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

HARBOR FUNDS II

By:	/s/ Charles F. McCain
Charles F. McCain, Chairman and President

The foregoing Agreement is hereby accepted as of the date thereof.

HARBOR FUNDS DISTRIBUTORS, INC.

By:	/s/ Gregg M. Boland
Gregg M. Boland, Senior Vice President and AML Compliance Officer

DISTRIBUTION AGREEMENT HARBOR FUNDS DISTRIBUTORS, INC. NOVEMBER 13, 2023

EXHIBIT A

Embark Commodity Strategy Fund

Embark Small Cap Equity Fund